California Pizza Kitchen Reports Preliminary Second Quarter Results;
         Comparable Store Sales Increase 8.6%; Earnings Guidance Raised
                        to $0.32 per Fully Diluted Share


    LOS ANGELES--(BUSINESS WIRE)--July 12, 2005--California Pizza Kitchen, Inc., (Nasdaq:CPKI) announced today that revenues increased 16.5% to $119.4 million for the second quarter ended July 3, 2005 versus $102.5 million in the second quarter of 2004. Comparable store sales increased approximately 8.6% compared to 7.3% in the second quarter a year ago.
    On its April 28, 2005 conference call, the Company forecasted a second quarter comparable store sales increase of approximately 5.0% to 6.0% and earnings per fully diluted share in the range of $0.26 to $0.28. Based on the aforementioned results, however, management is now comfortable increasing its estimated earnings per fully diluted share to $0.32.
    According to the Company, there are three primary factors affecting its revised guidance for the second quarter. First, the Company achieved strong comparable store sales in excess of its original forecast driven by continued guest count momentum. Second, the new Point of Sale (POS) system allows for the launch of an electronic gift card program; and, as part of the transition from paper gift certificates to electronic gift cards, management expects to realize one time "other income" of $0.04 per diluted share from previously unredeemed paper gift certificates. Third, the accelerated and now concluded POS implementation is estimated to have a one time effect on second quarter results and reduced earnings by approximately $0.03 per diluted share as restaurant operators transitioned to a new operating system. The Company noted that with the POS system implementation now complete, it has concluded the final series of major tactical initiatives previously announced since the return of co-CEO's Flax and Rosenfield.
    The Company intends to release its second quarter earnings on July 28, 2005 at approximately 4:00 pm EDT with a conference call to follow at approximately 5:00 pm EDT. Management will specifically address guidance for the third quarter and full year at that time. A webcast of the conference call can be accessed at www.cpk.com.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive appetizers, pastas, salads, soups and sandwiches. The average guest check is approximately $12.80. As of July 12, 2005 the company operates, licenses or franchises 182 restaurants of which 150 are company-owned and 32 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000